Exhibit 99

Sprint Nextel Corporation

PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(millions, except share data)

Quarters Ended	September 30, 2005	June 30, 2005	March 31, 2005	December 31, 2004	September 30, 2004	June 30, 2004	March 31, 2004
Net Operating Revenues	$11,209	$10,978	$10,586	$10,539	$10,349	$10,183	$9,831

Operating Expenses
Costs of services and products	4,472	4,230	4,094	4,152	4,002	3,851	3,776
Selling, general and administrative	3,473	3,160	3,191	3,095	3,045	3,117	2,953
Depreciation	1,512	1,500	1,470	1,424	1,603	1,622	1,601
Amortization	839	821	822	823	826	826	826
Restructuring and asset impairments	38	33	—	46	3,559	96	30

Total operating expenses	10,334	9,744	9,577	9,540	13,035	9,512	9,186

Operating Income (Loss)	875	1,234	1,009	999	(2,686)	671	645
Interest expense	(406)	(405)	(422)	(435)	(446)	(466)	(475)
Premium on early retirement of debt	—	—	(37)	(34)	(72)	(54)	(17)
Other income (expense), net	205	92	51	39	22	(3)	7

Income (loss) before income taxes	674	921	601	569	(3,182)	148	160
Income tax (expense) benefit	(265)	(328)	(221)	(194)	1,191	(64)	(56)

Net Income (Loss)	409	593	380	375	(1,991)	84	104
Earnings allocated to participating securities	—	—	—	—	(3)	(6)	—
Preferred stock dividends paid	(2)	(1)	(2)	(2)	(2)	(1)	(2)

Earnings (Loss) Applicable to Common Stock	$407	$592	$378	$373	$(1,996)	$77	$102

Diluted Earnings per Common Share - PRO FORMA
Diluted earnings (loss) per share	$0.14	$0.20	$0.13	$0.13	$(0.70)	$0.03	$0.03
Special items	0.08	0.02	0.01	0.02	0.80	0.03	0.01

Adjusted EPS * (1)	0.22	0.22	0.14	0.14	0.11	0.06	0.04

Diluted weighted average common shares	2,976.1	2,950.1	2,944.8	2,928.8	2,868.6	2,931.1	2,927.2

Special Item Reconciliations

Operating income (loss) - PRO FORMA	$875	$1,234	$1,009	$999	$(2,686)	$671	$645
Special items:
Restructuring and asset impairments	38	33	—	46	3,559	96	30
Merger and integration expense	325	62	10	—	—	—	—
Hurricane charges (excluding asset impairments)	82	—	—	—	30	—	—
MCI (WorldCom) bad debt	—	—	—	—	—	(14)	—

Adjusted operating income *	1,320	1,329	1,019	1,045	903	753	675
Depreciation and amortization	2,351	2,321	2,292	2,247	2,429	2,448	2,427

Adjusted OIBDA *	$3,671	$3,650	$3,311	$3,292	$3,332	$3,201	$3,102

Net income (loss) - PRO FORMA	$409	$593	$380	$375	$(1,991)	$84	$104
Special items (net of tax):
Total special items included in operating income	284	58	6	30	2,253	49	19
Gains on investment activities and equity in earnings	(90)	—	—	—	—	—	—
Motorola consent fee	50	—	—	—	—	—	—
Premium on early retirement of debt	—	—	22	20	46	39	10

Adjusted net income *	$653	$651	$408	$425	$308	$172	$133

Pro Forma consolidated statements of operations have been presented as if the Sprint Nextel merger occurred at the beginning of each period presented.

* Financial Measures

Sprint Nextel provides financial measures generated using generally accepted accounting principles (GAAP) and using adjustments to GAAP (non-GAAP). The non-GAAP financial measures reflect industry conventions, or standard measures of liquidity, profitability or performance commonly used by the investment community for comparability purposes. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP. We have defined below each of the non-GAAP measures we use, but these measures may not be synonymous to similar measurement terms used by other companies.

Sprint Nextel provides reconciliations of these non-GAAP measures in its financial reporting. Because Sprint Nextel does not predict special items that might occur in the future, and our forecasts are developed at a level of detail different than that used to prepare GAAP-based financial measures, Sprint Nextel does not provide reconciliations to GAAP of its forward-looking financial measures.

The measures used include the following:

Adjusted Operating Income (Loss) is defined as operating income plus special items. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations. We believe this measure is useful because it allows investors to evaluate our operating results for different periods on a more comparable basis by excluding special items.

Adjusted Net Income (Loss) and Adjusted Earnings per Share (EPS) or Adjusted Loss per Share are defined as net income or loss plus special items, net of tax and the diluted EPS calculated thereon. These non-GAAP measures should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations. We believe that these measures are useful because they allow investors to evaluate our performance for different periods on a more comparable basis by excluding items that do not relate to the ongoing operations of our businesses.

Adjusted OIBDA is defined as operating income plus depreciation, amortization and special items. Although we have used substantively similar measures in the past, which we called “Adjusted EBITDA,” we now use the term Adjusted OIBDA to describe the measure we use as it more clearly reflects the elements of the measure. These non-GAAP measures should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations. We believe that Adjusted OIBDA provides useful information to investors because they are an indicator of the strength and performance of our ongoing business operations, including our ability to fund discretionary spending such as capital expenditures, spectrum acquisitions and other investments and our ability to incur and service debt. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. Adjusted OIBDA is a calculation commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the telecommunications industry.

(1)	Totals may not foot due to rounding.